Exhibit 99.1

BioTime, Inc.
6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

FOR IMMEDIATE RELEASE
June 13, 2007

BIOTIME TO SEEK NEW MARKETING PARTNERS FOR PENTALYTE®

EMERYVILLE, CA, June 13, 2007 - BioTime, Inc. (OTCBB: BTIM) announced today that Hospira, Inc. has declined an opportunity to commercialize PentaLyte® under the terms offered by BioTime. PentaLyte® is BioTime’s proprietary pentastarch-based plasma volume expander in a balanced formulation. Hospira will continue to manufacture and sell Hextend® in the United States under its License Agreement with BioTime and retains its right to obtain regulatory approval and market Hextend in Latin America and Australia. BioTime already has licensing arrangements for PentaLyte® in South Korea, China and Taiwan, and a co-development agreement for PentaLyte® in Japan. BioTime will offer other pharmaceutical companies the opportunity to license PentaLyte® in the remaining available territories.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. Information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.